Exhibit 99-2

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces $11.5 Million Purchase/Leaseback Transaction of Three Assisted Living Facilities

MURFREESBORO, Tenn. – (July 1, 2010) – National Health Investors, Inc. (NYSE:NHI) announced today it has closed a $11.5 million purchase/leaseback transaction with Bickford Senior Living and its affiliates (“Bickford”)  involving two assisted living facilities in Iowa and one in Indiana. The assisted living communities, two of which were built in 1998 and one in 2005, total 102 units and attract 100% private payment for services.  The purchase price was funded from NHI’s revolving credit facility.  The three facilities are being leased to Bickford over 15 years at an initial lease amount of $1,035,000 plus annual fixed escalators. The purchase of the three facilities brings the master lease with Bickford to a total of eight facilities.

Justin Hutchens, NHI President and COO stated, “NHI is excited to add three more high-quality assisted living facilities to our portfolio while expanding our relationship with Bickford Senior Living."

Bickford Senior Living, headquartered in Olathe, Kansas, operates over 40 assisted living, independent living and memory care facilities in Kansas, Iowa, Illinois, Indiana, Missouri, Nebraska and Michigan.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.  Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com